Exhibit 10.29

SELECTCARE HEALTH PLANS, INC.

Ancillary Participation Agreement

NOTICE: THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION

PURSUANT TO THE TEXAS GENERAL ARBITRATION ACT AND THE

COMMERCIAL ARBITRATION RULES OF THE

AMERICAN ARBITRATION ASSOCIATION

THIS ANCILLARY PARTICIPATION AGREEMENT (the “Agreement”) is made and entered into as of the lst day of 6-1-06, 2005 (the “Effective Date”), by and between SelectCare Health Plans, Inc., a Texas corporation licensed as an insurance company in the State of Texas (hereinafter referred to as “SelectCare”) and CDS Health Management Inc. (d/b/a Certified Diabetic Supplies), a Florida corporation (hereinafter referred to as “Provider”), who may be individually referred to as “a Party” or collectively referred to hereinafter as “the Parties.”

WITNESSETH:

WHEREAS, SelectCare is established for the primary purpose of providing health care services to persons enrolled with SelectCare;

WHEREAS, Provider is duly licensed (and the members of such entity are duly licensed) to provide health care services in the State of Texas, whose licenses are without limitation or restriction, and who desire to participate in the health care provider panel described herein;

WHEREAS, SelectCare desires to enter into a contract with Provider under which Provider agrees to (i) comply with the reimbursement and utilization management mechanisms established by SelectCare; (ii) participate in and comply with the policies and procedures that may be adopted from time to time by SelectCare; and (iii) join SelectCare in its commitment to satisfy patient needs in its service area, through a cost-effective, integrated continuum of health care services; and

WHEREAS, Provider desires to enter into an agreement with SelectCare to participate in a health care provider panel established by SelectCare to render health care services in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed, intending to be legally bound, by and between the parties hereto as follows:

ARTICLE 1

DEFINITIONS

1.1 ADA shall mean the Americans with Disabilities Act.

1.2 Advance Directives shall mean a Member’s written instructions, recognized under State law, relating to the provision of health care when the Member is incapacitated.

1.3 Centers for Medicare and Medicaid Services (“CMS”) shall mean the administrative agency of the U.S. Government responsible for administering the Medicare program. CMS is formerly known as the Health Care Financing Administration (HCFA).

1.4 Clean Claim shall have the same meaning as the definition of “clean claim” under applicable federal regulation and applicable to SelectCare and shall include, at a minimum, all of the elements listed in Exhibit C attached to and made part of this Agreement.

1.5 Covered Services shall mean the health care services, including Emergency Care, that are within Provider’s capabilities, which Provider is licensed to provide, and that are rendered to a Member by Provider for which SelectCare is obligated to pay or reimburse pursuant to this Agreement.

1.6 Department shall mean the Texas Department of Insurance.

1.7 Emergency Care shall mean services furnished in order to evaluate and stabilize medical conditions of a recent onset and severity, including, but not limited to, severe pain that would lead a prudent layperson, possessing an average knowledge of medicine and health, to believe his or her condition, sickness, or injury is of such nature that failure to get immediate medical care could result in: (i) serious impairment to bodily functions; (ii) serious dysfunction of any body organ or part; (iii) placing a Member’s health in serious jeopardy; (iv) serious disfigurement; or (v) in the case of a pregnant woman, serious jeopardy to the health of the fetus. In no event will “Emergency Care” be interpreted under this Agreement so as to conflict with emergency service obligations under State or federal law.

1.8 HEDIS shall mean the Health plan Employer Data and Infoimation Set.

1.9 HIPAA shall mean the Health Insurance Portability and Accountability Act of 1996 and as amended and as implemented by CMS and the U. S. Department of Health and Human Services pursuant to which the Parties agree to the comply with to the fullest extent possible.

1.10 Hospitalist shall mean a provider contracted by SelectCare to oversee inpatient Covered Services, including authorizing all inpatient provider consultations, participating in discharge planning, and assisting in the documentation of such inpatient care as required by SelectCare.

1.11 Medically Necessary means those health care services provided to a Member that are (i) appropriate and necessary for the symptoms, diagnosis, or treatment of the Member’s injury or disease; (ii) provided for the diagnosis or direct care and treatment of the Member’s injury or disease; (iii) within standards of good medical practice established by the organized medical community; (iv) not primarily for the convenience of the Member, Provider, or another provider; and (v) provided at an appropriate supply or level of service needed to provide safe and adequate care. The final determination of whether a service, supply or benefit was Medically Necessary shall be made by SelectCare or its designee, subject to appeal under the applicable grievance and appeals procedures.

1.12 Medicare Advantage (formerly Medicare+Choice) means the comprehensive managed care program for Medicare created under the Balanced Budget Act of 1997 and contained in Title XVIII, Part C of the Social Security Act (§§ 1851-1859; 42 U.S.C.A. §§ 1395w-21 to -28 (West Supp. 1999)) and the rules and regulations promulgated thereunder and as amended by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or as may be amended from time to time.

1.13 Members shall mean those employees or members and their dependents who have elected to receive health care services from Participating Providers and who are eligible to receive such services under a SelectCare plan.

1.14 NCQA shall mean the National Committee on Quality Assurance.

1.15 Open Access Plan shall mean a health benefits plan that allows Members the right to seek certain health care services from network providers without Prior Authorization or notification by another network provider.

1.16 Out-of-Area Services shall mean those Urgently Needed Services (as defined in Exhibit B related to the Medicare Advantage program) and Emergency Care provided while a Member is outside Provider Service Area.

1.17 Participating Facility shall mean a hospital or other licensed acute care facility, skilled nursing facility or other health care facility that has entered into a written agreement with SelectCare to provide Covered Services to Members within the scope of the facility’s license.

1.18 Participating Provider shall mean a Participating Facility, physician, or legal entity duly licensed to provide health care services, or other licensed health care professional, practitioner, provider or facility that has entered into an agreement, directly or indirectly, with SelectCare to provide Covered Services to Members.

1.19 Primary Care Physician (“PCP”), also referred to as a personal physician, shall mean a Participating Provider who accepts responsibility for rendering Primary Care Physician Services and coordinating referral care for specified Members under an agreement with SelectCare. Unless otherwise determined by SelectCare, Primary Care Physician shall only include physicians in family practice, general practice, internal medicine, or pediatrics.

1.20 Primary Care Physician Services are the Covered Services comprising initial and continuing health care, including basic or initial diagnosis and treatment, health supervision, management of chronic conditions and preventive health services, and ongoing management of referrals to consultants, other ancillary providers and community resources.

1.21 Provider Service Area shall mean the geographic area within which Provider is responsible for providing Covered Services to Members.

1.22 State shall mean the State of Texas.

1.23 Subcontractor means an entity or person with whom Provider has contracted directly or indirectly for the provision of Covered Services under this Agreement as set forth in Section 2.17.

1.24 Urgent Care Services shall mean health care services, other than Emergency Care, which are typically provided in settings such as a physician or provider’s office or urgent care center, as a result of an acute injury or illness that is severe or painful enough to lead a prudent layperson, possessing an average knowledge of medicine and health, to believe that his or her condition, illness or injury is of such a nature that failure to obtain treatment within a reasonable period of time would result in serious deterioration of the condition of his or her health.

1.25 Utilization/Quality Management Committee shall mean a committee designated by SelectCare to monitor and review the provision of Covered Services to Members.

ARTICLE 2

DUTIES AND OBLIGATIONS OF PROVIDER

2.1 Participation in SelectCare. Provider shall participate in SelectCare and shall provide Covered Services to Members in accordance with (i) the terms and conditions of this Agreement; and (ii) all laws, rules and regulations, policies and procedures applicable to Provider and SelectCare. Provider acknowledges that SelectCare, in coordination with the Hospitalist or treating physician, has the right to immediately withdraw Members from the care of Provider in the event the health or safety of a Member is endangered by the actions of Provider or by reason of the Provider’s failure to provide Covered Services in accordance with the quality improvement and utilization management programs of SelectCare.

2.2 Compliance with Medicare Advantage Program. With respect to Members of SelectCare, Provider agrees to comply with the provisions set forth in Exhibit B.

2.3 Compliance with Credentialing Criteria. Provider shall comply with all credentialing criteria, requirements, and standards as determined by SelectCare and as established by NCQA.

2.4 Cooperation with Utilization Management, Quality Improvement and Other Managed Care Requirements. Provider shall participate in and comply with quality improvement activities, credentialing activities, utilization management activities, Hospitalist program, member grievance and appeal procedures, member satisfaction activities, medical records review, formulary programs, preventive health policies and programs and other related policies and programs as established by SelectCare. Provider shall comply with all additional policies and procedures of SelectCare, including, without limitation, those relating to Advance Directives. Provider shall provide information regarding treatment options in a culturally competent manner. The parties agree that all activities conducted by SelectCare and Provider pursuant to the utilization management and quality improvement programs and in connection with provider credentialing by SelectCare shall be conducted, to the extent practicable, in such a manner as to be subject to and obtain the privileges and immunities of applicable laws pertaining to peer review activities.

2.5 Managed Care Efforts. Provider shall utilize the managed care methods and practices consistent with sound health care practices as determined in accordance with accepted community professional standards for rendering quality care. Provider shall abide by the procedures and criteria adopted by SelectCare to monitor the necessity and quality of Covered Services provided to Members and cooperate fully with SelectCare in the development of appropriate approaches to manage care consistent with sound health care practice.

2.6 Prior Authorization. Unless SelectCare has no requirement for prior authorization of services, or except for Emergency Care, Provider agrees not to seek payment from SelectCare for Covered Services rendered to a Member unless prior authorization or notification was obtained for the rendering of such services as required by SelectCare. Prior authorization for Members of SelectCare may only be given by SelectCare or its authorized designee. If required prior authorization/notification for Members of Open Access plans shall be given by SelectCare. Except for Emergency Care, Provider agrees to obtain prior authorization, by telephone if necessary, before admitting a Member either as an inpatient or for specific outpatient services; provided, however, that Urgent Care Services shall be provided within twenty-four (24) hours of SelectCare being contacted by the Member or a person acting on behalf of the Member. If prior authorization cannot be obtained, Provider agrees to notify (i) SelectCare, as required by this Section 2.6; and (ii) the appropriate Primary Care Physician, or, in the case of an inpatient admission, the Hospitalist, as soon as possible, but no later than twenty-four (24) hours after admission, or on the next business day.

2.7 Eligibility. Except for Emergency Care, Provider shall verify with SelectCare the eligibility of a Member before admitting or providing Covered Services to such Member. SelectCare shall have final authority over eligibility determinations. Upon receipt of notification of ineligibility of a Member who is currently being treated by Provider, Provider shall use reasonable efforts (i) to advise such Member of alternative health care providers, programs or arrangements, if any, available to such Member; and (ii) to assist in the transfer of such Member whose responsibility for treatment is assumed by another health care provider. Nothing in this Agreement removes the obligation of Provider to not abandon any Member who is a patient.

2.8 No Guarantee of Utilization. Provider acknowledges that SelectCare in no way guarantee that a particular number of Members, if any, will choose or be assigned to Provider.

2.9 Covered Services. Provider will provide Covered Services to Members in accordance with the terms set forth in this Agreement, the applicable SelectCare Member Agreement, in the same manner, in accordance with the same standards, and within the same time availability, as provided to Provider’s non-Member patients. Provider shall not refuse to accept any Member as a patient on the basis of health status or medical condition of such patient except upon approval of SelectCare’s Utilization/Quality Management Committee. Provider shall assist SelectCare in monitoring accessibility to care for Members, including scheduling of appointments and waiting times. Provider shall provide only those Covered Services that Provider customarily and normally provides to non-Member patients. Provider shall provide Covered Services twenty-four (24) hours per day, seven (7) days per week. Provider and Provider’s staff and administrative personnel shall treat Members promptly, fairly, and courteously. The primary concern of Provider shall be the quality of Covered Services provided to Members. Physicians shall have the sole responsibility for the health care treatment of Members.

2.10 Out-of-Area Services. Provider shall cooperate fully with SelectCare in SelectCare’s activities relating to management and coordination of Out-of-Area Services, including, without limitation, accepting the transfer of a Member to the care of Provider following such Member’s receipt of Out-of-Area Services. SeleetCare, after consultation with Provider and the Member’s treating physician, shall make all decisions regarding the duration of a Member’s care at a facility outside of Provider Service Area and transfer of the Member to Provider.

2.11 Nondisclosure. In accordance with Section 8.5 hereof, Provider shall not disclose the terms of this Agreement, including, but not limited to, any fee schedule, without the prior written consent of SelectCare. This provision does not prohibit Provider from disclosing this Agreement to a designated agent or attorney for purposes of advice and counsel. This paragraph shall survive the termination of this Agreement.

2.12 Reporting Changes of Provider Information. Provider shall use Provider’s best efforts to notify SelectCare, in writing, thirty (30) calendar days prior to any change in Provider’s business address, telephone number, office hours, tax identification number, malpractice insurance carrier or coverage, State license number, DEA registration number, Medicare or Medicaid certification, or accreditation status.

2.13 Release of Information and Waiver of Liability. Provider agrees to the release of, and hereby consents to the release of, any and all information by any individual or entity to SelectCare which may be relevant to Provider’s ability to work cooperatively with others, utilization and referral patterns, cost-effectiveness, professional competence, physical or mental condition, professional activities, ethics, character and such other information which may be relevant to an evaluation of Provider’s or a Participating Provider’s qualifications to be a Participating Provider. Provider shall make available for inspection, examination and copying by SelectCare, accreditation organizations, and government agencies during normal business hours: (i) this Agreement; (ii) Provider’s books and records relating to Covered Services provided to Members; and (iii) all Member medical information required for assessing the quality of care or investigating Member’s grievances or complaints. Copies of all such books and records shall be maintained for such periods as required by law. Provider shall permit SeleetCare, and State and federal governmental agencies to conduct periodic site evaluations of Provider’s facilities, offices, equipment, medical records, and all phases of professional and ancillary medical care provided to Members by Provider. The provisions of this Section shall survive the termination of this Agreement for the period of time required by State and federal law.

2.14 Capacity Reporting. Provider will provide SelectCare written notice of any significant changes in the capacity of Provider to provide or arrange for the Covered Services contemplated by this Agreement, in the event such changes result in Provider’s inability to properly service additional Members. Provider shall make a reasonable effort to notify SeleetCare within five (5) days whenever the average occupancy of Provider, based on available beds, exceeds ninety percent (90%) for any thirty (30) day period.

2.15 Acceptance and Transfer of Members. Provider may not impose any limitations on the acceptance of Members for care or treatment that are not imposed on other patients. Provider shall not request, require or seek directly or indirectly the transfer, discharge or removal of any Member for reasons of Member’s need for, or utilization of, Covered Services, except in accordance with the procedures established by SelectCare. Provider shall exercise reasonable efforts in following the procedures for transfer of Members as set forth in this Agreement. Notwithstanding any other provision to the contrary, SelectCare may require transfer of Members for any reason, and Provider may request that SelectCare transfer Members to another Participating Provider if Provider is unable to provide the Covered Services required by this Agreement. In the event Provider’s relationship with SelectCare is terminated, Provider agrees to assist in the orderly transfer of Members to another Participating Provider for a period of at least one hundred eighty (180) days following termination of this Agreement.

2.16 Complaints. Provider agrees to post, in all of Provider’s facilities, a notice to Members on the process for resolving complaints. The notice must include the Department’s toll free telephone number for filing complaints. SelectCare will not engage in any retaliatory action, including termination or refusal to renew a contract, against a physician or provider, because the physician or provider has, on behalf of a Member, filed a complaint against or appealed a decision of SelectCare.

2.17 Subcontracting. Provider may subcontract for the performance of Covered Services under this Agreement with a Subcontractor acceptable to SelectCare. Provider represents and warrants that its subcontracts with Subcontractor are sufficient to give Provider authority to contract on behalf of such Subcontractor. Provider shall furnish SelectCare with copies of such subcontracts within ten (10) days of execution of this Agreement and within ten (10) days of execution of any subsequent subcontracts by Provider. A subcontract with a Subcontractor shall be consistent with the terms and conditions of this Agreement and include an express agreement by Subcontractor (i) to perform the obligations of Provider and Participating Providers under this Agreement; (ii) that following payment by SelectCare to Provider in accordance with the terms and conditions of this Agreement, Provider is solely responsible, and SelectCare has no responsibility or liability, for any amounts owed to a Subcontractor for Covered Services provided to Members by such Subcontractor; and (iii) SelectCare has no responsibility or liability as a result of nonpayment or other breach by Provider under its subcontract with Subcontractor. Provider agrees to oversee Subcontractor’s performance of its obligations under such subcontract and to be accountable to SelectCare and Members for the negligent performance or nonperformance of any obligation under such subcontract related to the provision of health care services to Members. Each Subcontractor must meet SelectCare’s credentialing requirements as a condition precedent to Subcontractor’s status as a Participating Provider under this Agreement. Provider shall terminate a particular Subcontractor immediately upon the request of SelectCare in the event of: (a) Subcontractor’s failure to comply with SelectCare’s policies, rules, or regulations; or (b) upon ninety (90) days prior notice without cause.

2.18 Access to Financial Records. SelectCare shall have access to all financial records relating to the financial condition of Provider as follows:

2.18.1 Audited Financial Statements. Provider shall provide to SelectCare a true copy of Provider’s annual financial staternent(s), audited by an independent certified public accountant, within one hundred twenty (120) days after the end of Provider’s fiscal year. At the same time, Provider shall also provide a copy of any management letter prepared by such accountants.

2.18.2 Regulatory Financial Statements. Provider shall provide to SelectCare a true copy of each financial statement that Provider is required to file with the regulatory agency having jurisdiction over Provider’s operations within the State, including annual, quarterly, and monthly financial statements, within fifteen (15) days of the filing of such statement with such agency by Provider.

2.18.3 Notice of Reserve Deficiency. If Provider is required to maintain any financial reserve requirement(s) by the regulatory agency having jurisdiction over Provider’s operations within the State, then Provider shall immediately give SelectCare: (i) written notice of Provider’s failure to comply with any financial reserve requirement; and (ii) a copy of the regulatory agency’s written notice to Provider of such agency’s determination, assertion, allegation, or contention that Provider is not in compliance with any financial reserve requirement, notwithstanding that Provider may dispute, disagree with, or otherwise question such determination, assertion, allegation, or contention of such agency.

2.18.4 Reinsurance. Provider shall provide to SelectCare a true copy of Provider’s current policies for reinsurance against risks of large claims (“Reinsurance Policy”), not later than the Effective Date of this Agreement. Within fifteen (15) days after receipt of any renewal or replacement Reinsurance Policy, Provider shall provide to SelectCare a true copy thereof. If Provider receives notice from the reinsurer of termination or nonrenewal of such Reinsurance Policy, Provider shall give SelectCare immediate written notice thereof.

2.18.5 Insolvency Insurance. If Provider has entered into any agreement for insolvency insurance insuring Provider or Members against risks of Provider’s insolvency (“Insolvency Insurance Policy”), Provider shall provide to SelectCare a true copy of Provider’s current Insolvency Insurance Policy, not later than the Effective Date of this Agreement. Within fifteen (15) days after receipt of any renewal or replacement Insolvency Insurance Policy, Provider shall provide to SelectCare a true copy thereof. If Provider receives notice from the Insolvency Insurer of termination or nonrenewal of such Insolvency Insurance Policy, Provider shall give SelectCare immediate written notice thereof.

2.18.6 Access to Other Administrative and Financial Information. Provider further agrees to submit such additional reports and information as SelectCare deems necessary for SelectCare to monitor the financial and administrative viability of Provider.

Provided, further, each Subcontractor shall provide SelectCare access to all financial records as is required of Provider under this Section 2.18.

2.19 Financial Incentive Plans. In the event Provider or Subcontractor receives from SeleetCare (or Provider in the case of a Subcontractor) a “financial incentive” (as defined under applicable law, or SelectCare’s policies and procedures) related to the performance of Provider’s duties under this Agreement, Provider agrees and shall cause each Subcontractor to agree, that such financial incentive shall comply with SelectCare’s policies and procedures, that no payments shall be made directly or indirectly to Provider or Subcontractor as an inducement to reduce or limit Medically Necessary services.

2.20 Remedial Action. SelectCare shall develop, and Provider shall comply with, written procedures for review of health care services provided by Provider or remedial action whenever it is determined by SelectCare that inappropriate or substandard Covered Services have been furnished or Provider has failed to provide Covered Services. If Provider fails to comply with any provision(s) of this Agreement or the policies or procedures of SelectCare, SelectCare may provide written notice of such failure to Provider, specifying a date at least thirty (30) days following the date of the notice by which Provider must be in compliance with such provision(s), as reasonably determined by SelectCare. If Provider fails to comply with such provision(s) by the date specified on the notice, SelectCare shall have the right to (i) cease marketing efforts on behalf of Provider; (ii) discontinue referral of Members to Provider until such time as Provider complies with such provision(s), as reasonably determined by SelectCare and/or terminate Provider’s participation; and/or (iii) terminate this Agreement in accordance with the provisions of Section 12.4. In addition, SelectCare shall have the right to either (a) collect from Provider; or (b) recoup against amounts due Provider under this Agreement, any penalties or other monetary amounts payable by SelectCare to government agencies, Members or groups of Members, Participating Providers or any other health care providers as a result of Provider’s failure to comply with any provision(s) of this Agreement or the policies or procedures of SelectCare. SelectCare’s rights and remedies under this Section shall be in addition to all other rights and remedies available to SelectCare to enforce this Agreement, including the right of termination.

2.21 Existing and Future Contractual Relationships between SelectCare and Provider. SelectCare and Provider acknowledge and agree that SelectCare has or may in the future individually contract with a provider to become a Participating Provider (a “Participating Provider Agreement”) who is presently, or may in the future become, a Subcontractor of Provider. If SelectCare enters into a Participating Provider Agreement with a provider who is or later becomes a Subcontractor, Provider acknowledges and agrees that such Participating Provider Agreement governs such provider’s relationship with SelectCare, and such provider shall not participate with Provider under this Agreement for purposes of the provision of Covered Services to Members unless SelectCare and Provider agree otherwise pursuant to a written agreement between SelectCare and Provider. Provider agrees to take whatever action is necessary to effectuate the parties’ understanding under this Section 2.21, including without limitation creating an exception under Provider’s contract with a Subcontractor to make clear that if such Subcontractor has or in the future enters into a Participating Provider Agreement with SelectCare, such Subcontractor’s contract with Provider has no force or effect with respect to the provision of Covered Services to Members. The parties acknowledge and agree that this Section 2.21 is not intended to circumvent or interfere with existing or future contractual relationships between Provider and other health care providers;

rather, the intent of the parties is to avoid any potential misunderstandings or disagreements that may necessarily arise when there is one or more agreements that cover the provision of Covered Services by such a provider to Members by creating a common understanding as to which agreement controls.

ARTICLE 3

DUTIES AND OBLIGATIONS OF SelectCare

3.1 Marketing. SelectCare shall make reasonable efforts to market its products to potential Members. SelectCare shall list Provider and Subcontractors as Participating Providers in marketing and informational materials developed and distributed. Provider understands that SelectCare may, in their discretion, use Provider and Subcontractor’s name, address, telephone number, and specialty, if applicable, in directories of Participating Providers. Notwithstanding the foregoing, SelectCare agrees to list Provider and Subcontractors as Participating Providers as prominently as SelectCare’s other Participating Providers in any directory provided to SelectCare’s current and potential Medicare Advantage members. SelectCare is under no obligation to market Provider for all of SelectCare’s plans.

3.2 Utilization Management and Quality Improvement. SelectCare shall make available to Provider information concerning utilization management and quality improvement plans administered by SelectCare. Any modifications to the utilization management and quality improvement plans shall be given to Provider at least thirty (30) days prior to the effective date of the modification.

3.3 Medical Records. SelectCare shall use best efforts to maintain any medical records to which SelectCare has access under this Agreement in confidence and in accordance with applicable law.

3.4 Complaint Process. In accordance with the provisions contained in 42 CFR 422.80(c)(1)(iii), 422.561; 422.562(a)(1), (a)(2), & (b)(1); 422.564; 422.570(d)(2)(ii); and 422.111(c)(3) of the Code of Federal Regulations, SelectCare shall provide a mechanism for the resolution of complaints initiated by Members or Provider and shall furnish Provider a copy of the review process.

3.5 Adverse Determination. SelectCare shall be responsible for notifying Members of non-Covered Services. Member notification shall be made in writing, with a copy to Provider, that indicates the decision to deny services made by SelectCare. If the Member elects not to comply with such writing and the requirements of SelectCare, Provider will bill Member directly under Section 5.6, hereof.

ARTICLE 4

PROVIDER REPRESENTATIONS AND WARRANTIES

In addition to Provider’s other representations and warranties under this Agreement, Provider makes the following representations and warranties:

4.1 Warranties. Provider represents and warrants that Provider is a legal entity, that each of its Subcontractors are fully licensed in the State of Texas, and that Provider and each of its Subcontractors are credentialed and re-credentialed according to NCQA, CMS, and Department standards. Evidence of professional licensing shall be submitted by Provider to SelectCare upon request.

4.2 Eligibility and Participation. Provider warrants that it is eligible to participate in SelectCare’s Medicare Advantage plan and Provider’s contracts with its Subcontractors require that services provided shall be provided in accordance with the requirements herein. Provider shall be responsible for requiring that performance by each Subcontractor conforms to the requirements of this Agreement and a failure of such person to so perform may be treated by SelectCare as a breach or default by Provider. In the event of non-compliance by a Subcontractor, Provider shall use its best efforts to ensure that Subcontractor remedy the occurrence. If Subcontractor continues to remain non-compliant for a period of more than thirty (30) days, Subcontractor’s participation may be terminated, in SelectCare’s sole discretion, in accordance with Section 12.4 or 12.5 of this Agreement.

4.3 Qualifications. Provider represents and warrants that it and each of its Subcontractors:

4.3.1 has and will maintain the appropriate current and unrestricted licenses, registrations and/or certificates to provide Covered Services required by State and federal law or by SelectCare in order to provide Covered Services to Members;

4.3.2 provides Covered Services in compliance with all applicable local, State, and federal laws, rules, regulations and institutional and professional standards of care;

4.3.3 is certified to participate in Medicare under Title XVIII of the Social Security Act, and in Medicaid under Title XIX of the Social Security Act or other applicable State law pertaining to Title XIX of the Social Security Act; and

4.3.4 is accredited by the appropriate accreditation organization(s) as specified by SelectCare.

Provider shall maintain such licensure, compliance, certification and accreditation throughout the term of this Agreement. Provider shall notify SelectCare immediately if there is any action against Provider with respect to, or a change in the status of any of, the foregoing.

4.4 Disciplinary Action. Provider shall notify SelectCare within five (5) calendar days of the occurrence of any disciplinary proceedings of sufficient gravity to be reported to or initiated by the appropriate licensing or certification agency or accreditation organization in any action that may be brought against Provider by any such licensing or certification agency or accreditation organizations or Participating Provider acting through its medical staff, directors, trustees or otherwise, or any action taken against Provider by any governmental agency, including but not limited to the following:

4.4.1 any action taken to restrict, suspend or revoke Provider’s license to provide the services required by this Agreement;

4.4.2 any suit or arbitration action for malpractice against Provider (provide a summary of the final disposition of such action);

4.4.3 any felony indictment naming Provider (provide a summary of the final disposition of such action);

4.4.4 any disciplinary proceeding or action involving Provider before any administrative agency;

4.4.5 any cancellation or material modification of Provider’s professional liability insurance; or

4.4.6 any other material adverse change to Provider’s ability to perform under this Agreement.

In addition, Provider shall also report all such actions as they apply to Provider’s agents, employees, and Subcontractors. All such notices shall include copies of any complaints, petitions, lawsuits or other documents filed or prepared in connection with such proceeding.

4.5 Investigation and Resolution of Legal Claims. Upon becoming aware of an event involving SelectCare or a Member, Provider shall notify SelectCare of such event that has a high potential for liability and results in a ninety (90) day notice or legal claim being served. SelectCare shall be sent a copy of the summary of occurrence report within five (5) business days of Provider’s knowledge of the event.

ARTICLE 5

PROVIDER COMPENSATION AND BILLING

5.1 Provider Compensation. Provider shall be compensated for the provision of Covered Services to Members based on the compensation system set forth in Exhibit A of this Agreement, as may be amended from time to time.

5.2 Claims Submission. Claims must be submitted in the form specified in this Agreement and in accordance with SelectCare’s requirements of a Clean Claim as stated in Exhibit C to this Amendment. Claims must be submitted within sixty (60) calendar days from the date of service. Provider agrees that Provider’s or Subcontractors’ failure to submit claims within the time required by SelectCare may result in disallowance of reimbursement for purposes of payment unless such failure on Provider’s part was with good cause, as determined by SelectCare. If a submitted claim is determined by SelectCare to be non-compliant with SelectCare’s requirements for a Clean Claim as outlined in Exhibit C to this Agreement, SelectCare shall notify Provider in writing that the claim is non-compliant within forty-five (45) calendar days of SelectCare’s receipt of the claim. Provider and Subcontractors shall only submit claim forms to SelectCare for Covered Services personally performed by Provider, Subcontractor, or by health care professional employees of Provider or Subcontractor. Further Provider agrees to use its best efforts to submit claims electronically via SelectCare’s designated method for such submissions. If Provider is unable or unwilling to submit claims electronically via SelectCare’s designated method, then SelectCare may assess Provider the reasonable costs associated with adjudication of paper-based claims.

5.3 Compensation System. Under the terms of this Agreement, Provider shall receive the amount provided in Section 5.1 for Covered Services rendered to Members, less applicable copayments or deductible and offset by any payments to Provider from other sources resulting from coordination of benefits, subrogation or other such procedures.

5.4 Member Hold Harmless. Provider hereby agrees that in no event, including, but not limited to: (i) non-payment by SelectCare; (ii) insolvency of SelectCare; or (iii) breach of this Agreement, shall Provider bill, charge, collect a deposit from, seek compensation, remuneration, or reimbursement from, or have any recourse against Members or persons other than SelectCare acting on their behalf for Covered Services provided pursuant to this Agreement. This provision shall not prohibit collection of deductibles, copayments, or fees for non-Covered Services on SelectCare’s behalf made in accordance with the terms of the applicable plan. Provider further agrees that (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members; and (b) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between Provider and Members or persons acting on their behalf Any modification, addition, or deletion to the provisions of this Section shall be effective on a date no earlier than fifteen (15) days after the appropriate government agency has received written notice of such proposed change and has approved such change.

5.5 Payment in Full. Provider shall accept the compensation provided under this Agreement as payment in full for Covered Services.

5.6 Copayments and Deductibles. Provider is entitled to bill and has the responsibility to collect from a Member any applicable copayments or deductibles for Covered Services according to the terms of this Agreement. Provider understands and agrees that because of the variety of benefit structures offered by SelectCare, it is not always possible to determine, in advance, the deductible or copayment amounts to be paid by Members. Furthermore, Provider understands and agrees that SelectCare have no responsibility to pay any amount except as described in Section 5.1 and Provider shall bill and collect copayments, deductibles and any other fees that are the Member’s responsibility. For health care services not covered by this Agreement or which SelectCare determines are not Medically Necessary, and for so long as not prohibited by SelectCare, Provider may bill Member or other responsible party. Provider shall provide notice to SelectCare of all such charges. Provider agrees to notify Members, in advance of providing any uncovered services that the service is not covered by SelectCare and that Member will be responsible for all charges.

5.7 Patient Identification. SelectCare shall provide Members with appropriate identification indicating their participation in SelectCare. However, a person with such identification is not an indication of eligibility for Covered Services and in no way obligates SelectCare for the costs of care. Hospital acknowledges that it is required to verify eligibility of a Member with SelectCare in accordance with its policies and procedures.

5.8 Reimbursement and Billing Procedures. Provider agrees to comply with the reimbursement and billing procedures required by SelectCare. Should a claim form be required, Provider agrees to cooperate in completing such form and not to charge for completing such form. Nothing herein shall be deemed to affect Provider’s rights and obligations with respect to third party payers.

5.9 Encounter Data/Claims. Provider shall submit to SelectCare, no later than forty-five (45) calendar days from the date of service, encounter data for capitated services and claims for any services to be paid at fee-for-service rates per this Agreement. Such information shall be in such form as prescribed by SelectCare. If Provider is compensated on a capitated basis, and it is determined that Provider cannot meet this requirement, the capitation amounts outlined in Exhibit A shall be reduced. Provider shall be provided notice of its inability to meet the requirement to timely submit encounter data prior to penalizing Provider and will be given thirty (30) days from the date of the notice to cure such breach to the satisfaction of SelectCare. If there is no cure of the breach to the satisfaction of SelectCare, SelectCare may reduce the capitation payments to Provider by twenty percent (20%). If Provider continues to be in breach of this requirement, SelectCare shall have the right to terminate this Agreement immediately upon written notice to the Provider. Provider agrees that SelectCare s shall be permitted to prepare and disclose to a third party a report of “quality data.” For purposes of this Section 5.9, quality data shall be limited to: (i) utilization data of SelectCare and Participating Providers in the aggregate; (ii) HEDIS reporting data; (iii) Member satisfaction data; (iv) overall compliance with NCQA or other comparable quality standards; and (v) Member disenrollment data; provided, however, that quality data shall not include any information that identifies an individual Member or that is privileged or confidential under applicable peer review or patient confidentiality laws.

5.10 Prompt Payment. If applicable, SelectCare shall remit payment for Covered Services within the timeframes specified by applicable federal regulation upon receipt of a Clean Claim.

5.10.1 Penalty. In the event SelectCare fails to make a timely payment of amounts due under this Agreement, SelectCare shall be obligated to pay Provider or Subcontractors a penalty amount as required by federal regulation. If the penalty payment is less than $1.00, Provider waives reimbursement of such penalty.

5.10.2 Audit Procedures. In the event SelectCare is unable to pay or deny a claim, in whole or in part, within the claims payment period stated above, the unpaid portion of the claim shall be classified as an Audit and SelectCare shall pay eighty-five percent (85%) of the contracted rate as stated in Exhibit A on the unpaid portion of the claim within the claims payment period stated above. For purposes of this Section 5.10.2, “Audit” shall be defined as an instance in which SelectCare acknowledges coverage of a Member but additional information is required to pay a claim, in whole or in part, Upon completion of an Audit, if the parties agree that a refund is due from Provider, such refund shall be made within thirty (30) calendar days of the later of (i) notification to Provider of the results of the Audit or (ii) exhaustion of any Member appeal rights if a Member appeal is filed before the thirty (30) calendar day refund period has expired, and may be made by any method, including recouprnent as described in Section 5.11. If the parties agree that a refund is due from Provider or Subcontractor, and Provider or Subcontractor does not submit the refund within thirty (30) calendar days of notification to Provider or Subcontractor, SelectCare shall have the right to recoup such amounts in accordance with Section 5.11, subject to appeal by Provider or Subcontractor. Upon completion of the Audit, if SelectCare determines that an additional payment is due Provider, such additional payment shall be made within thirty (30) calendar days after the completion of the Audit.

5.11 Recoupment. SelectCare shall have the right to offset any and all amounts owed by Provider to SelectCare against amounts owed by SelectCare to Provider. SelectCare shall provide Provider with at least thirty (30) days’ prior written notice specifying the amount to be recouped before exercising such right. If SelectCare receives payment of such amount from Provider prior to the expiration of such thirty (30) day period, such amount shall not be offset. Without limiting the foregoing, if SelectCare has already paid Provider all or any of the amount due under this Agreement in connection with a subsequently denied or otherwise reduced claim, SelectCare shall be entitled to automatically offset the full amount of such over-payment against other amounts due and payable to Provider so long as SelectCare provides Provider with timely written notice of such action. Provider shall have the right to appeal a denied or reduced claim according to SelectCare’s policy for administrative appeals.

ARTICLE 6

COORDINATION OF BENEFITS

6.1 Permission. Provider agrees to cooperate with SelectCare in coordination of benefits, to provide SelectCare relevant information relating to any other coverage held by Members and to abide by the coordination of benefits, subrogation and duplicate coverage policies and procedures of SelectCare. Provider consents to the release of medical information by SelectCare necessary and lawful to accomplish coordination of benefits. This provision shall survive the termination of this Agreement with respect to Covered Services provided pursuant to the Agreement during the time the Agreement was in effect, regardless of the reason for termination.

6.2 Coordination of Benefits.

6.2.1 SelectCare as Primary Carrier. Where SelectCare, pursuant to applicable coordination of benefits rules, is the primary payer, SelectCare will pay the amount due under this Agreement.

6.2.2 SelectCare as Other Than Primary Carrier. Where SelectCare is other than the primary payer, SelectCare will pay only that amount which, when added to amounts owed from other sources, equals one hundred percent (100%) of the amount required under this Agreement.

ARTICLE 7

COMPLIANCE WITH SelectCare RULES

7.1 Policies. Provider and its Subcontractors agrees to be bound by all of the policies, procedures, rules, and programs (“Policies and Procedures”) adopted by SelectCare from time to time, as they relate to this Agreement, including amendments thereto. Copies of SelectCare’s applicable Policies and Procedures shall be provided to Provider upon request. SelectCare may amend their policies and procedures at any time, but will provide notice thirty (30) days prior to their effective date. The parties agree that any Policies and Procedures necessary to effect compliance with legislative, regulatory, or other legal authority do not require thirty (30) days prior notice and shall be effective immediately upon Provider’s receipt. All Policies and Procedures shall be maintained as proprietary information as allowed in Section 8.5 of this Agreement.

ARTICLE 8

MEDICAL RECORDS AND CONFIDENTIALITY

8.1 Maintenance of Medical Records. Provider shall maintain for at least ten (10) years after the date of delivery of services, and readily make available to SelectCare and governmental agencies with regulatory authority, copies of medical and all related administrative records of Members that receive Covered Services, as required by SelectCare in accordance with this Agreement or pursuant to applicable law. The provisions of this Section shall survive the termination of this Agreement for the period of time required by State and federal law.

8.2 Transferability. Provider agrees, upon request of a Member or another SelectCare Participating Provider caring for the Member, subject to applicable disclosure and confidentiality laws, to transfer the medical records of the Member to the SelectCare Participating Provider. Following termination of this Agreement, at the request of. SelectCare, Provider shall copy all requested Member medical records in its possession and forward such files to another provider of Covered Services designated by SelectCare, provided such copying and forwarding is not otherwise objected to by such Members. The copies of such medical files may be in summary form. The cost of copying the patient medical files shall be borne by Provider. This Section 8.2 shall survive the termination or expiration of this Agreement.

8.3 Access to Medical Records. Subject to applicable disclosure and confidentiality laws, Provider shall, upon request, provide SelectCare or any duly designated third party with reasonable access to medical records, books, and other records of Provider relating to Covered Services provided to Members and all records necessary to carry out SelectCare’s utilization management and quality improvement programs during the term of this Agreement and thereafter for a period of time in conformance with State and federal law. SelectCare shall be entitled to obtain copies of Members’ medical records. The provisions of this Section 8.3 shall not operate to waive or limit any restriction on release or disclosure of patient records established in any other provisions of the Agreement or as otherwise required by law. The cost of copying such records to carry out SelectCare’s utilization management and quality improvement programs shall be reimbursed by SelectCare to Provider or applicable Subcontractor at a rate in accordance with applicable State or federal regulations governing reimbursement of costs of copying medical records; however, such costs shall not in any case be greater than ten cents ($0.10) per page.

8.4 Confidentiality of Medical Records. The Parties agree that information concerning Members shall be kept confidential and shall not be disclosed to any person except as set forth in this Agreement and as authorized by State and federal law. This confidentiality provision shall remain in effect notwithstanding any subsequent termination or expiration of this Agreement.

8.5 SelectCare Information. Provider recognizes and acknowledges the proprietary nature of information and materials of SelectCare identified as such at the time or as set forth in this Agreement, disclosed to Provider for purposes of this Agreement. Provider shall not disclose to any other person, entity, or party not related to either party, any of such proprietary information without the prior written authorization of SelectCare, except as set forth in Section 2.11, unless such disclosure is required by State or federal statute, regulation or court order. This provision shall survive any termination or expiration of this Agreement. Such proprietary information includes, without limitation: (i) information containing the names, addresses and telephone numbers of Members which has been compiled by SelectCare; (ii) lists or documents compiled by SelectCare which include the names, addresses and telephone number of employers, employees of such employers responsible for health benefits, and the officers and directors of such employers, responsible for health benefits; (iii) SelectCare provider manuals and any of SelectCare’s member, employer and administrative service manuals and all forms related hereto; (iv) the financial arrangements between SelectCare, any of SelectCare’s Participating Providers, and between SeleetCare and Provider; (v) SelectCare’s underwriting and rating information and any other information utilized by SelectCare for determining eligibility rates; and (vi) any other information compiled or created by SelectCare which is proprietary. Provider shall not use the name, service mark, logo or other business product of SelectCare without the written consent of SelectCare.

ARTICLE 9

INDEPENDENT RELATIONSHIP

9.1 Status of Parties. None of the provisions of this Agreement is intended to create, nor shall be deemed or construed to create, any relationship between SelectCare and Provider other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. Neither of the parties, nor any of their respective officers, directors or employees, shall be construed to be the agent, employee or representative of the other.

9.2 Non-Solicitation. Throughout the term of this Agreement and for a period of one (1) year thereafter, Provider shall not, without SelectCare’s prior written consent, directly or indirectly engage in the Solicitation, as defined below, of any Member or of any employer of such Member. For the purposes of this Section 9.2, “Solicitation” shall mean any oral or written statement or other action by Provider or by Provider’s agents that may be reasonably interpreted to be intended to persuade any Member or employer of such Member to disenroll from SelectCare or receive health care from Provider other than pursuant to this Agreement. SelectCare and Provider agree that nothing in this Agreement shall be construed as a limitation of Provider’s right or obligation to discuss in good faith with the Member, prospective enrollee, or former Member (collectively, the “Patient”), information regarding the Patient’s health, including the Patient’s medical condition, treatment options, or information regarding the provisions, terms, requirements of services of SelectCare as they relate to the medical needs of the Patient, all in accordance with State and federal law. Notwithstanding any other provision to the contrary, SelectCare shall, in addition to any other remedies provided for under this Agreement, have the right to seek a judicial temporary restraining order, preliminary injunction, or other equitable relief against Provider to enforce its rights under this Section.

ARTICLE 10

INSURANCE

10.1 Insurance. Provider shall provide and maintain for the entire term of this Agreement such policies of comprehensive general and professional liability insurance as shall be necessary to insure Provider and Provider’s employees, agents or subcontractors against any and all claim or claims for damages arising by reason of personal injuries or death occasioned, directly or indirectly, in connection with the performance of any service by Provider or Provider’s employees, agents or subcontractors. The amounts and extent of such professional insurance coverage shall not be less than two hundred thousand dollars ($200,000) aggregate coverage and six hundred thousand dollars ($600,000) coverage per wrongful act or occurrence. Provider shall maintain comprehensive general liability insurance with limits of at least five hundred thousand dollars combined single limit coverage. All policies described above shall be effective no later than the Effective Date of this Agreement, and shall remain in effect thereafter until the termination of this Agreement. Provider shall obtain and maintain a “tail” policy for a period of not less than five (5) years following the effective termination date of any “claims made policy.” The “tail” policy shall have the same policy limits as Provider’s professional liability policy. Provider shall, upon execution of this Agreement, and at such times thereafter as SelectCare may request, furnish SelectCare evidence of such insurance either in the form of certificates from the insurer of such insurance or photocopies of the policy itself. Provider shall provide immediate written notice to SelectCare of any material change in coverage within five (5) days of learning of such change.

10.2 Notice of Claim. Provider will notify SelectCare immediately whenever a Member files a claim against Provider (or any of Provider’s employees, agents, or Subcontractors) in connection with Covered Services. Upon request by SelectCare, Provider shall provide full details of the nature, circumstances, and disposition of such claims.

ARTICLE 11

ADVERTISING REFERENCES TO PROVIDER

Provider agrees that SelectCare may use Provider’s name, address, telephone number, and a description of Provider’s credentialed specialty in any roster of Participating Providers published by SelectCare, Member handbooks, other materials distributed to Members, or any other marketing materials. The roster may be inspected by and is intended for the use of prospective and existing participants as well as for advertising purposes.

ARTICLE 12

TERM AND TERMINATION

12.1 Term and Renewal. This Agreement shall commence on the Effective Date and shall continue for a period of one (1) year thereafter (the “Initial Term”). After the initial term, this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term”), unless one party notifies the other in writing of its intent not to renew the Agreement at least ninety (90) days prior to the effective termination date, or unless this Agreement is terminated sooner in accordance with its terms.

12.2 Termination Without Cause. SelectCare or Provider may terminate this Agreement, without cause, by giving ninety (90) days prior written notice to the other party and said termination shall be effective upon the last day of the third full month following the notice of termination.

12.3 Immediate Termination. SelectCare shall have the right to immediately terminate this Agreement (or the participation of a Subcontractor under this Agreement) in the event (i) Provider or Subcontractor ceases to be in compliance with applicable federal or state laws, regulations or ordinances, a violation of which would materially impact the ability of Provider or Subcontractor to conduct its business, to perform its obligations under this Agreement, to accept reimbursement on the basis described in this Agreement, or to own or control its assets; (ii) the revocation, suspension, or restriction of any license, certificate or other authority required to be maintained by Provider or Subcontractor; (iii) SelectCare’s determination that the health and/or safety of any Member is or may be jeopardized; (iv) a valid order issued by the Department or other governmental agency having authority over this Agreement; or (v) for reasons concerning medical competence or professional behavior. This provision shall be interpreted such that the party directly causing the event (Provider or Subcontractor) is the party to whom immediate termination will apply, and this provision is not intended for SelectCare to terminate Provider if the events described above are related to a particular Subcontractor. Further, either party may terminate this Agreement effective immediately upon given notice if the other party files a petition in bankruptcy, is adjudicated bankrupt or takes advantage of the insolvency laws of any jurisdiction, makes an assignment for the benefit of its creditors, is voluntarily or involuntarily dissolved or has a receiver, trustee or other court officer appointed with respect to its property.

12.4 Termination for Breach. If SelectCare becomes aware of the occurrence of one of the events about which Provider failed to give notice as required by Section 4.4, or if any of the representations and warranties set forth in Section 4.1, 4.2, or 4.3 are incorrect, SelectCare may, in its sole option, terminate this Agreement effective upon notice to Provider.

12.5 Termination by Either Party. Either Party may terminate this Agreement at any time during its Initial Term or any Renewal Term for a material breach of any term or condition by the other Party. Such termination shall be effective only if, after thirty (30) days written notice of intent to terminate is given by a Party, the breach is not cured by the other Party during such time period. The written notice shall set forth the details of the breach. If the breach cannot reasonably be corrected within thirty (30) days, and the defaulting party makes substantial and diligent progress toward correction during such thirty (30) day period, this Agreement shall remain in full force and effect.

12.6 Continuation. If Provider’s participation under this Agreement is terminated for any reason other than those set forth in Section 12.3, Provider shall continue the course of treatment of a Member that began prior to such termination or expiration until the Member can, without medically injurious consequences, be transferred to the care of another Participating Provider. Provider shall be compensated for the aforementioned continued provision of ongoing treatment to a Member who is then receiving Medically Necessary treatment in accordance with the dictates of medical prudence for a special circumstances, such as treatment for a Member who has a disability, acute condition, or life-threatening illness, or is past the twenty-fourth (24th) week of pregnancy in exchange for continuity of ongoing treatment of a Member then receiving medically necessary treatment in accordance with the dictates of medical prudence. “Special circumstances” means a condition such that the treating physician reasonably believes that discontinuing care by the treating physician and Provider could cause harm to the Member. The special circumstance shall be identified by the treating physician, who must request that the Member be permitted to continue treatment under the physician’s and Provider’s care. In such cases, SeleetCare will continue to reimburse Provider at no less than at the contract rate for the continued provision of ongoing treatment to a Member and Provider may not seek payment from the Member of any amount for which the Member would not be responsible if Provider were still in SelectCare’s Participating Provider network. Provider shall abide by the determination of the applicable grievance and appeals procedures, including but not limited to grievance procedures for resolving disputes regarding the necessity for continued treatment. SelectCare may extend this Agreement by giving written notice to Provider until the termination of this Agreement but for no more than twelve (12) months. Provider shall be compensated by SelectCare at the rates in effect between SelectCare and Provider as of the date of termination.

12.7 Post-Termination Matters. Notwithstanding termination of this Agreement, SelectCare shall continue to have access to the records maintained by Provider in accordance with Section 8.1 for a period of ten (10) years from the date of the provision of the Covered Services to Members to which the records refer for purposes consistent with their rights, duties and obligations under this Agreement. After the effective date of termination, this Agreement shall be deemed to remain in effect for the resolution of all matters unresolved at that date. Termination of this Agreement shall not affect the rights, obligations and liabilities of the parties arising out of the transactions occurring prior to termination. The provisions of this Section 12.7 shall survive the termination of this Agreement for the period of time required by State and federal law.

12.8 Other Remedies. Nothing contained herein shall be construed to limit either party’s lawful remedies in the event of a material breach of this Agreement.

12.9 Process of Termination. At least ninety (90) days prior to the effective date of termination of this Agreement, or the termination of Provider’s status as a Participating Provider, SelectCare shall provide written explanation to Provider of the reasons for termination, except in the case of imminent harm to patient health, action against Provider’s license, certification or accreditation, or fraud, in which case termination may be immediate. On request and before the effective date of the termination of this Agreement, or the termination of a Provider’s status as a Participating Provider, but within a period not to exceed sixty (60) days, Provider shall be entitled to a review of SelectCare’s proposed termination by an advisory review panel, except in a case in which there is imminent harm to patient health or an action by a state licensing board or other accreditation or certification body or government agency, that effectively impairs Provider’s ability to operate in the State, or in a case of fraud or malfeasance. The advisory review panel shall be composed of Participating Providers appointed to serve on the standing quality assurance committee or utilization review committee of SelectCare. The decision of the advisory review panel must be considered but is not binding. SelectCare shall provide to Provider, on request, a copy of the recommendation of the advisory review panel and SelectCare’s determination. Provider shall be entitled to an expedited review process by SelectCare on request of Provider. Except for termination based on imminent harm to Members, SelectCare shall notify Members of the termination of Provider’s status as a Participating Provider at least thirty (30) days prior to the effective date of the termination or the advisory review panel makes a formal recommendation. Provider agrees to assist SelectCare in providing such written notice as well as a description of alternative care.

12.10 Termination of a CMS Contract. SelectCare may terminate Provider’s participation, in whole or in part, in the event the contract between CMS and SelectCare is terminated or not renewed. Such termination shall be accomplished by delivery of written notice to Provider of the date upon which said termination will become effective. Provider shall be reimbursed under the terms of this Agreement by SelectCare for all authorized Covered Services occurring prior to the effective date of the termination.

ARTICLE 13

MISCELLANEOUS

13.1 References to Provider. If Provider is a legal entity composed of licensed Participating Provider, then all references, obligations, representations, warranties, and covenants pertaining to “Provider” herein shall apply to the legal entity as a whole and each health care provider thereof individually wherever appropriate. In addition, all references, obligations, representations and warranties pertaining to “Provider” shall apply to all employees, agents, representatives and Subcontractors of Provider, wherever appropriate.

13.2 Nondiscrimination and other Material Laws. Provider agrees to comply with all applicable provisions of State and federal law. Provider shall meet the standards for participation and all applicable requirements for providers of health care services under the Medicare program. In addition, Provider shall require that all facilities and offices utilized by Provider to provide Covered Services to Medicare Members shall comply with facility standards established by CMS. Provider shall not unlawfully discriminate against employees or applicants for employment or against any Members on the basis of race, color, creed, national origin, ancestry, religion, sex, marital status, age (except as provided by law), or physical or mental handicap, sexual orientation, source of payment, utilization of health services, or other unlawful basis. Provider shall ensure that the evaluation and treatment of its employees and applicants for employment and of Members are free of such discrimination. In addition to the foregoing, Provider shall comply with Title VI of the Civil Right Act of 1964, as amended (42 U.S.C. § 2000d, et seq.), Section 504 of the Rehabilitation Act of 1973, as amended (29 U.S.C. § 794) and the regulations thereunder, Title IX of the Education Amendments of 1972, as amended (20 U.S.C. § 1681, et seq.), the Age Discrimination Act of 1975, as amended (42 U.S.C. § 9849), the Americans with Disabilities Act (P.L. 101-365) (ADA) and all implementing regulations, guidelines and standards as are now or may be lawfully adopted under the above statutes. Without limiting the foregoing, Provider shall assure that Members with disabilities are provided with accommodations and Covered Services as required by the ADA or other applicable law.

13.3 Captions and Gender. All captions and headings throughout the Agreement are for convenience only and shall in no way be held or deemed to limit, modify or amplify the meaning of any provision of the Agreement. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require. Terms such as “herein,” “hereof,” “hereunder,” and “hereinafter” refer to the Agreement as a whole and not to any particular sentence, paragraph, or section where they appear, unless the context otherwise requires. Whenever reference is made to a Section or Article of the Agreement, such reference is to the Section or Article as a whole, including all of the subsections of such Section, unless the reference is made to a particular subsection or subparagraph of such Section or Article.

13.4 Force Majeure. Notwithstanding anything in this Agreement to the contrary, the parties shall each be excused, discharged and released from performance under this Agreement to the extent such performance is limited, delayed or prevented in whole or in part for any reason whatsoever not reasonably within the control of the affected party, including but not limited to any acts of God, war, invasion, acts of foreign enemy, acts of terrorism, hostilities (whether war was declared or not), any strike and/or industrial dispute, work stoppage, embargo or ban, non-performance of suppliers, transportation delays or by any law, regulation or order. The foregoing shall not be considered to be a waiver of any continuing obligations under this Agreement, and as soon as such conditions cease, the party affected thereby shall promptly fulfill its obligations under this Agreement.

13.5 Dispute Resolution. Provider and SelectCare agree to meet and confer in good faith to resolve any problems or disputes that may arise under this Agreement. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof, including any question regarding its interpretation, existence, validity or termination, shall be resolved by arbitration in accordance with this Section 13.5; provided, however, that the following shall not be subject to arbitration: (i) the right of either SelectCare or Provider to terminate this Agreement without cause under Section 12.2; or (ii) in a legal proceeding brought by a third party against SelectCare or Provider, or any cross-claim or third party claim brought by a third party against SelectCare or Provider. Negotiation shall be a condition precedent to the filing of any arbitration demand by either party, and no arbitration demand may be filed until the exhaustion of SelectCare’s internal appeal procedures. In the event arbitration between Provider and SelectCare becomes necessary, such arbitration shall be initiated by either party making a written demand for arbitration on the other party. The arbitration shall be conducted in Houston, Harris County, Texas. The arbitration shall be conducted in accordance with the Texas General Arbitration Act (the Act) and the Commercial Arbitration Rules of the American Arbitration Association (the Rules) as they are in effect when the arbitration is conducted. To the extent that the Act is inconsistent with the Rules, the Act shall govern over the Rules. The parties expressly agree to be bound by the decision of the arbitrator(s). The parties further agree that the prevailing, or substantially prevailing, party’s costs of arbitration are to be borne in equal shares by the other parties. All costs relating to the arbitration shall be borne equally by the parties, other than their own attorneys’ and experts’ fees. The parties will bear their own attorneys’ and expert’s fees. Notwithstanding this agreement to arbitrate, SelectCare or Provider may seek interim and/or permanent injunctive relief pursuant to this Agreement in any Houston, Harris County, Texas court of competent jurisdiction. With respect to disputes arising during the life of this Agreement, this Section 13.5 shall survive the termination or expiration of this Agreement.

13.6 Successor Entity or Management Company. Subject to the provisions of Section 8.5 of this Agreement, each Party agrees to provide ninety (90) days written notice to the other Party of its intent to (i) seIl, transfer or convey its business or a substantial portion of its business to another entity (“Successor Entity”), or (ii) enter into a management contract with an unaffiliated management company which does not manage the Party as of the Effective Date (“Management Company”). Each Party agrees, and shall use best efforts to cause any such Successor Entity and/or Management Company to agree, to be bound by the terms and conditions of this Agreement, if this Agreement is not otherwise terminated in accordance with its provisions. Either Party shall have the right to terminate this Agreement on ninety (90) days’ prior written notice to the other Party if such Party reasonably determines that any successor entity or company responsible for the management of the Party transferring such management cannot satisfactorily perform the obligations of the other Party under this Agreement or that the non-transferring Party prefers not to do business with the successor entity or management company.

13.7 Modification of the Agreement. This Agreement may be amended or modified in writing as mutually agreed upon by the parties. In addition, SelectCare may modify any provision of this Agreement upon thirty (30) days’ prior written notice to Provider. Provider shall be deemed to have accepted SelectCare’s modification if Provider fails to object to such modifications, in writing, within the thirty (30) day notice period. If Provider objects to a modification of the Agreement by SelectCare, SelectCare may terminate this Agreement. Amendments as determined by SelectCare to be necessary to effect compliance with legislative, regulatory or other legal authority do not require the consent of Provider and shall be effective immediately upon Provider’s receipt from SelectCare of notice of amendment.

13.8 Assignment. Neither party to this Agreement shall assign or transfer its rights, duties or obligations under this Agreement without the prior written consent of the other Party; provided, however, SelectCare may assign this Agreement to an affiliated or related third party without the consent of Provider. Other than as expressly provided by this Agreement, any attempted assignment, by operation of law or otherwise, shall be void and unenforceable. This Agreement shall inure to the benefit of and shall bind the successors and permitted assignees of the parties hereto. This Agreement and the rights, interests and benefits hereunder shall not be assigned or in any manner transferred by Provider.

13.9 Indemnification. PROVIDER AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS, SELECTCARE AND ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, REPRESENTATIVES, AND AGENTS AGAINST ANY CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES OR LIABILITIES, INCLUDING COSTS AND ATTORNEYS’ FEES, RESULTING SOLELY FROM NEGLIGENCE OR WILLFUL ACTS OR OMISSIONS BY PROVIDER OR ITS SUBCONTRACTORS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, REPRESENTATIVES, AND AGENTS OR ARISING OUT OF OR RELATED TO THE PERFORMANCE OR NONPERFORMANCE BY PROVIDER OR SUBCONTRACTOR, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, REPRESENTATIVES, AND AGENTS AND OTHER SERVICES TO BE PERFORMED BY PROVIDER OR SUBCONTRACTOR PURSUANT TO THIS AGREEMENT. THIS INDEMNITY SHALL NOT BE CONSTRUED TO LIMIT SELECTCARE’S RIGHTS TO COMMON LAW INDEMNITY.

SelectCare AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS, PROVIDER AND ITS DIRECTORS, OFFICERS, EMPLOYEE AFFILIATES, AND AGENTS AGAINST ANY CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES OR LIABILITIES, INCLUDING COSTS AND REASONABLE ATTORNEYS’ FEES, RESULTING SOLELY FROM GROSS NEGLIGENCE OR WILLFUL ACTS OR OMISSIONS BY SELECTCARE, ITS SUBCONTRACTORS, AGENTS, REPRESENTATIVES OR EMPLOYEES OR ARISING OUT OF OR RELATED TO THE PERFORMANCE OR NONPERFORMANCE BY SELECTCARE, ITS EMPLOYEES OR AGENTS AND OTHER SERVICES TO BE PERFORMED BY SELECTCARE PURSUANT TO THIS AGREEMENT. THIS INDEMNITY SHALL NOT BE CONSTRUED TO LIMIT PROVIDER’S RIGHTS TO COMMON LAW INDEMNITY.

13.10 Notice. Any notice required to be given pursuant to the terms and provisions hereof shall be sent by hand delivery, by certified mail, return receipt requested, postage prepaid or by telefacsimile, to SelectCare or to Provider at the respective address or telephone number indicated herein. Notice shall be deemed to be effective when mailed or hand delivered, but notice of change of address shall be effective upon receipt.

13.11 Governing Law and Venue. This Agreement shall be governed in all respects by the laws of the State of Texas without regard to any conflict of laws provisions, and venue for any court action shall lie in Harris County, Texas.

13.12 Severance of Invalid Provisions. If any provision of this Agreement is found to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions shall remain in full force and effect unaffected by such severance, provided that the invalid provision is not material to the overall purpose and operation of this Agreement. If the invalid provision is material to the overall purpose and operation of this Agreement and is in violation of any current or future state, federal, or legislative rule or regulation as well as any other case law or rule, Provider shall give SelectCare written notice of such a defect. The parties shall have thirty (30) days to cure the defect by method of amending this Agreement to comply with the rule, regulation, or law in question. If the parties are unable to make the necessary changes, then either party shall have the right to terminate this Agreement with ninety (90) days prior written notice to the other party.

13.13 Waiver. The waiver by either party of any breach of any provision of this Agreement or warranty representation herein set forth shall not be construed as a waiver of any subsequent breach of the same or any other provision. The failure to exercise any right hereunder shall not operate as a waiver of such right. All rights and remedies provided herein are cumulative.

13.14 Entire Agreement. This Agreement, together with the Exhibits and all other documents incorporated by reference, contains all the terms and conditions agreed upon by the parties hereto regarding the subject matter of this Agreement. Any prior or contemporaneous agreements, promises, negotiations or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect. Neither Party shall be entitled to any benefits other than those specified herein. The Parties acknowledge that in entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others. The Parties acknowledge that they have sought and received whatever competent advice and counsel as was necessary for them to form a full and complete understanding of all rights and obligations herein and that the preparation of this Agreement has been their joint effort. The language agreed to expresses their mutual intent and the resulting document shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

13.15 Remedies. All rights, powers, and remedies granted to either Party by any particular term of this Agreement are in addition to, and not in limitation of, any rights, powers, or remedies that it has under any other term of this Agreement, at common law, in equity, by statute, or otherwise, and all such rights, powers, and remedies may be exercised separately or concurrently, in such order and as often as may be deemed expedient by either Party. No delay or omission by either Party to exercise any right, power, or remedy shall impair such right, power, or remedy to be construed to be a waiver of any breach or default or any acquiescence therein.

13.16 Nonexelusivity. No provision of this Agreement shall prevent either Party from participating in or contracting with any other provider, physician group, insurer, health maintenance organization, preferred provider organization, independent practice organization, or other entity.

13.17 Execution. This Agreement shall be executed by an authorized representative of each Party and may be executed in multiple copies. Each copy shall be deemed an original, but all copies together shall constitute one and the same instrument.

13.18 Compliance with Law. SelectCare and Provider and its Subcontractors shall follow and adhere to all applicable laws and regulations including, but not limited to, the Health Maintenance Organization Act of 1973 (42 U.S.C.A. § 300e, et seq.) and applicable regulations thereunder, the Employee Retirement Income Security Act (29 U.S.C.A. § 1001, et seq.) and applicable regulations thereunder, and Titles XVIII and XIX of the Social Security Act and applicable regulations thereunder, as amended from time to time.

IN WITNESS WHEREOF, the foregoing Agreement between SelectCare and Provider is entered into by and between the undersigned parties, to be effective as of the date first written above.

SELECTCARE HEALTH PLANS, INC.

By:	/s/ Theodore Carpenter, Jr.
Name:	Theodore Carpenter, Jr.
Title:	Chief Executive Officer

Address for Notices:	With a copy to:
SelectCare Health Plans, Inc.	SelectCare Health Plans, Inc.
4888 Loop Central Drive, Suite 300	5141 Virginia Way, Suite 260
Houston, Texas 77081	Brentwood, Tennessee 37027
Attn: Executive Director	Attn: Chief Financial Officer

Telephone Number:	Telephone Number:
713-843-6720	800-819-8450

CDS HEALTH MANAGEMENT, INC.,

d/b/a CERTIFIED DIABETIC SUPPLIES

Address for Notices:

3030 Horseshoe Drive South, Suite 200

Naples, Florida 34104

Attn: Grant Gables

Telephone Number: 281-492-9542

EXHIBIT B

MEDICARE ADVANTAGE PROGRAM REQUIREMENTS

Unless otherwise expressly provided herein, all defined terms used herein shall have the same meanings ascribed to such terms in the Agreement. The following additional paragraphs, or amendments or additions to existing paragraphs are hereby made a part of the Agreement:

ARTICLE 1

DEFINITIONS

For purposes of this Exhibit B, the following terms shall have the meanings ascribed thereto unless another meaning is clearly required by the context in which such term is used. Definitions respecting the matters set forth below shall not differ from the definitions set forth in Title XVIII, Part C of the Social Security Act (“1851-1859; 42 U.S.C.A.” 1395w-21 to -28 (West Supp. 1999)) and the rules and regulations promulgated thereunder.

1.1 Continuation Area means an additional area outside of the SelectCare service area within which SelectCare furnishes or arranges for the furnishing of Covered Services to Medicare Members who move outside of the SelectCare service area.

1.2 CMS Contract means the contract between SelectCare and CMS under the Medicare Advantage Program.

1.3 Medicare Member means a Member who is eligible to receive Covered Services under a SelectCare plan that is offered under the Medicare Advantage Program.

1.4 Urgently Needed Services means Covered Services provided when a Medicare Member is temporarily absent from SelectCare’s service area (or, if applicable, Continuation Area) (or, under unusual and extraordinary circumstances, provided when a Medicare Member is in the SelectCare service area or Continuation Area, but SelectCare’s provider network is temporarily unavailable or inaccessible) when such services are Medically Necessary and required without delay in order to prevent the serious deterioration of a Medicare Member’s health as a result of an unforeseen illness, injury, or condition and it was not reasonable given the circumstances to obtain the services through SelectCare’s provider network.

ARTICLE 2

RESPONSIBILITIES OF PROVIDER

2.1 Provision of Services. Provider agrees to provide Covered Services in a manner consistent with professionally recognized standards of health care. Provider agrees further to (i) provide Covered Services in a culturally competent manner to all Medicare Members by making a particular effort to ensure that those with limited English proficiency or reading skills, diverse cultural and ethnic backgrounds, and physical or mental disabilities receive the health care to which they are entitled; (ii) provide Medicare Members information regarding treatment options in a culturally competent manner, including the option of no treatment; and (iii) ensure that Medicare Members with disabilities have effective communications with Provider in making decisions regarding treatment options.

2.2 Access to Benefits. Provider shall make Covered Services available and accessible to Medicare Members on a twenty-four (24) hours per day, seven (7) days per week basis and with reasonable promptness and in a manner which assures continuity in the provision of Covered Services.

2.3 Discrimination Prohibited. Provider shall not deny, limit, or condition the furnishing of benefits to a Medicare Member on the basis of any factor that is related to health status, including, but not limited to the following: (i) medical condition, including mental as well as physical illness; (ii) claims experience; (iii) receipt of health care; (iv) medical history; (v) genetic information; (vi) evidence of insurability, including conditions arising out of acts of domestic violence; or (vii) disability.

2.4 Screening Mammography, Influenza Vaccine, Pneumococcal Vaccine, and Woman’s Health Services. Provider acknowledges that Medicare Members may directly access (through self-referral) Covered Services constituting screening mammography, influenza vaccine and women’s routine and preventative health care services provided by a women’s health specialist Participating Provider. Provider may not bill or collect from Medicare Members copayments, or any other type of cost sharing for influenza vaccine and pneumococcal vaccine.

2.5 Subcontractors. Prior to entering into a subcontract whereby Provider arranges to provide any of its services hereunder through a Subcontractor, Provider (i) shall obtain SelectCare’s written approval of such subcontract; and (ii) agrees, and shall cause such Subcontractor to agree, that such services shall be performed in accordance with the terms and conditions of the Agreement and the CMS Contract. If Provider carries out any responsibilities under the Agreement through the use of a Subcontractor, including any organization related by ownership or control to Provider when the subcontract is worth or costs Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, Provider shall obtain and forward to SelectCare the Subcontractor’s written promise to be bound as Provider under the Agreement. Subject to and in accordance with the foregoing, Provider shall make available to government agencies and accreditation organizations all Medicare Member medical information required for assessing the quality of care or investigating Medicare Member’s grievances or complaints.

2.6 Reporting Requirements. Provider agrees to provide to SelectCare all documents and information necessary for SelectCare to comply with SelectCare’s requirements for submitting information under the respective CMS Contract, as determined in the sole discretion of SelectCare. Provider further agrees, as a condition to receiving payment under the Agreement, to provide a monthly certification certifying, to the best of Provider’s knowledge, information, and belief, the accuracy, completeness, and truthfulness of the encounter data Provider submits to SelectCare under this Section 2.6 and in accordance with the provisions of 42 C.F.R. 422.502(1), as may be amended from time to time.

2.7 Accountability. Provider hereby acknowledges and agrees that SelectCare shall oversee and be accountable to CMS for any of SeleetCare’s functions or responsibilities under the Medicare Advantage Program. Provider agrees to cooperate with SelectCare and assist SelectCare in such oversight and accountability activities as part of the program integrity requirements under the Medicare Advantage Program. Further, Provider acknowledges that SelectCare may delegate to Provider certain of SelectCare’s responsibilities under SelectCare’s Medicare Advantage contract to provide or arrange for the services set forth in this Agreement to Medicare Advantage enrollees. Provider further acknowledges that SelectCare may only delegate such responsibilities in a manner consistent with the standards set forth under 42 CFR §422.502(i)(4). Provider agrees that SelectCare, consistent with its obligations under the Medicare Advantage program, may revoke this delegation and thereby terminate this Agreement if Provider does not perform satisfactorily and if any of Provider’s reporting and disclosure obligations are not fully met in a timely manner.

2.8 Excluded Providers. Provider acknowledges that SelectCare is prohibited from employing or contracting with an individual who is excluded from participation in the Medicare program (or with an entity that employs or contracts with such an individual) for the provision of any of the following: (i) health care; (ii) utilization review; (iii) medical social work; or (iv) administrative services. Provider agrees to immediately notify SeleetCare in the event Provider, or any of its employees, Subcontractors, or agents is excluded from participation in the Medicare program or any administrative or regulatory proceedings is initiated that could lead to the exclusion of Provider or any of its employees, agents or Subcontractors from the Medicare program. In such event, SelectCare may immediately terminate Provider’s participation under this Agreement if provider does not terminate the excluded individual’s contact with Members or responsibilities under this Agreement.

2.9 Physician Incentive Plans. In the event Provider enters into an agreement with any individual physician or physician group related to the performance of Provider’s duties under this Exhibit B that includes a physician incentive plan as defined in 42 C.F.R. §422.208, Provider agrees that such physician incentive plan shall comply with the rules and regulations set forth under the Medicare Advantage Program and agrees to the following:

2.9.1 no payments shall be made directly or indirectly to any physician as an inducement to reduce or limit Medically Necessary services;

2.9.2 Provider agrees, and shall cause such physician to agree, to disclose the terms and conditions of any and all physician incentive plan arrangements entered into by Provider, including without limitation: (i) whether the amount of compensation under such arrangement covers physician referrals; (ii) the amount of the financial incentives, stated as a percentage of withhold or bonus; (iii) the amount of stop loss coverage maintained by Provider and physicians; and (iv) the number of covered lives under each physician incentive plan submitted in accordance with this Exhibit B or as otherwise required by SelectCare; and

2.9.3 Provider agrees, and shall cause each physician and physician group to agree, to cooperate with any patient satisfaction survey and any other efforts of SelectCare to comply with federal and state regulations, including disclosure requirements.

2.10 Advance Directives. Provider shall: (i) document in a prominent part of each Medicare Member’s medical record whether or not the Medicare Member has executed an advance directive; (ii) not condition the provision of care or otherwise discriminate against a Medicare Member based on whether or not the individual has executed an advance directive; (iii) comply with SelectCare’s policies and procedures regarding advance directives; and (iv) comply with requirements of state and federal law regarding advance directives, including without limitation the rules and regulations under the Medicare Advantage Program.

2.11 Notice of Discharge. Provider shall (i) comply with the Medicare Advantage Program requirements and SelectCare’s policy and procedures regarding review of noncoverage of inpatient hospital care, including without limitation, the submission of medical records and other pertinent information in a timely manner; and (ii) provide Notice of Discharge to Provider Members in accordance with SelectCare’s policies and procedures and the requirements of the Medicare Advantage Program; provided, however, Provider shall not give Notice of Discharge to any Member without first notifying SelectCare of the proposed discharge and obtaining SelectCare’s approval of such Notice of Discharge. Provider shall cooperate with SelectCare with respect to the proposed discharge. Provider shall cooperate with the Member and SelectCare to arrange an orderly discharge, including without limitation providing all medical information related to the Member’s care, subject to and in accordance with state and federal laws and regulations regarding the confidentiality of patient medical records. Provider agrees to pay the copying costs of any such medical information.

2.12 Prohibition on Removal of Assigned Medicare Members. Provider shall not request, demand, require or otherwise seek, directly or indirectly, the termination from SelectCare of any Medicare Member based upon the Medicare Member’s need for or utilization of medically required services, or in order to gain financially or otherwise from such termination. Provider may request that SelectCare terminate coverage of a Medicare Member for reasons of fraud, disruption of medical services, or failure to follow a physician’s orders, or for any of the reasons for mandatory disenrollment specified by CMS. However, Provider agrees that SelectCare shall have sole and ultimate authority to terminate a Medicare Member’s coverage, and to notify the Medicare Member of his/her termination. Provider understands that any requested termination is subject to prior approval by CMS.

2.13 Continuation of Covered Services.

2.13.1 SelectCare shall develop a system to provide Provider with reasonable advance notice of impending ineligibility of a Medicare Member who is currently undergoing treatment from Provider. Upon receipt of notification of ineligibility of a Medicare Member, Provider shall use reasonable efforts (i) to advise such Medicare Member of alternative health care providers, programs or arrangements, if any, available to such Medicare Member; and (ii) to assist in the transfer of such Medicare Member whose responsibility for treatment is assumed by another health care provider. Nothing in the Agreement permits Provider to abandon any Member who is a patient.

2.13.2 Notwithstanding any other provision to the contrary, in the event a Medicare Member becomes ineligible or this Agreement terminates, Provider will continue to provide Covered Services to: (i) all such Medicare Members through the period for which payment from CMS to SelectCare has been paid; (ii) Medicare Members who are inpatients on the date of such event until their discharge.

2.13.3 Provider acknowledges that in the event of SelectCare’s insolvency or other cessation of operations, Provider will continue to provide covered services to Medicare Members through the period for which payment from CMS to SelectCare has been made and to Medicare Members who are inpatients in a hospital on the date of insolvency or other cessation of operations until their discharge. No changes in the insolvency protection or continuation of benefits provisions under this Section shall be made without prior written approval of CMS, if applicable. In the event Provider violates this Section, Provider agrees to pay any penalties or sanctions imposed by CMS or other government agency.

ARTICLE 3

COORDINATION OF CARE

3.1 Coordination of Care. Provider hereby agrees to the following:

3.1.1 Consultation with PCP. Provider shall consult with and periodically update the Member’s PCP as regards the treatment being provided to the Member under the referral from the PCP.

3.1.2 Treatment Referral. Provider agrees that Covered Services to be provided under this Agreement will be compensated by SelectCare only on proper referral by a PCP, unless SelectCare specifically authorizes Provider to provide Covered Services other than through referral by a PCP.

3.1.3 Treatment Updates. Provider agrees to provide the PCP of each Member referred to Provider not later than five (5) working days after the initial consultation with Member, a report concerning the treatment being provided to the Member. If the treatment exceeds ten (10) working days following the date of referral to Provider, Provider shall provide treatment updates to the PCP not less than every fifteen (15) working days beginning on the tenth (10th) day until such treatment is concluded. Provider’s patient records must be properly noted as to the communication of the required information to the PCP.

3.1.4 Specialist Referrals. If Provider determines after examination of a Member that the treatment required for the Member will require specialist services of a Participating Facility which are outside the area of specialization of Provider, Provider shall consult with the PCP regarding the needed treatment and the needed services of an additional Participating Facility, and if the PCP considers such referral necessary, the PCP shall make an additional referral of the Member to the appropriate Participating Facility as determined to be necessary as a result of the discussions with Provider, in accordance with the referral policies of SelectCare.

3.2 Exchange of Information. Provider shall cooperate and participate in all SelectCare requirements designed to ensure that there is a confidential exchange of information among Participating Providers.

ARTICLE 4

MANAGED CARE SERVICES

4.1 Quality Assurance.

4.1.1 Quality Management and Improvement Program. Provider agrees to comply with the quality management and improvement program of each SelectCare and to consult with SelectCare regarding such activities.

4.1.2 External Review. Provider acknowledges that SelectCare is required under the Medicare Advantage Program to have an agreement with an independent quality review and improvement organization approved by CMS to perform an external review of the quality management and improvement program. Provider agrees to comply with the activities of SelectCare’s independent quality review and improvement organization in accordance with the applicable Medicare Advantage Program requirements, including, without limitation, (i) allocating adequate space at Provider’s facilities for use of the review organization whenever it is conducting review activities; and (ii) providing all pertinent data, including without limitation, patient care data, at the time the review organization needs the data to carry out the review and make its determination.

4.1.3 Policies and Procedures. Provider agrees to comply with SelectCare’s policies and procedures, including without limitation written standards for the following: (i) timeliness of access to care and member services; (ii) policies and procedures that allow for individual Medical Necessity determinations (e.g., coverage rules, practice guidelines, payment policies); and (iii) provider consideration of Medicare Member input into Provider’s proposed treatment plan.

4.1.4 Grievance, Organization, Determinations, and Appeals. Provider agrees to comply with SelectCare’s procedures for Medicare Member grievances, organization determinations, and Medicare Member appeals, including gathering and forwarding to SelectCare information related to such appeals. Provider shall maintain a contract with a Peer Review Organization (a “PRO”) operating in the area in which Provider is located, in accordance with the provisions of 42 C.F.R. § 466.70 et seq. and 42 C.F.R. §422.622.

ARTICLE 5

FINANCIAL ARRANGEMENT

5.1 Special Payment Rules for Inpatient Provider Stays.

5.1.1 Provider shall not be entitled to payment from SelectCare for Covered Services provided to a Medicare Member who is receiving inpatient hospital services from Provider as of the effective date of the Medicare Member’s election of the SelectCare Plan until after the date of the Medicare Member’s discharge. In the event a Medicare Member’s eligibility to receive Covered Services ends, Provider shall be entitled to payment from SelectCare for Covered Services provided to a Medicare Member who is receiving inpatient hospital services from Provider as of the effective date of the end of such coverage after such date and until the date of the Medicare Member’s discharge.

5.1.2 Provider acknowledges and agrees that after SelectCare determines that inpatient hospital services are not, or are no longer, covered by SelectCare, SelectCare is responsible for payment to Provider for services rendered in connection with the continued hospital stay until noon of the calendar day following the day SelectCare notifies Medicare Member of its determination regarding coverage for the continued hospital stay only if (i) SelectCare authorized the inpatient stay directly or by delegation; and (ii) Medicare Member makes a timely request for Peer Review Organization (PRO) review. Provider further acknowledges and agrees that if SelectCare did not authorize the inpatient stay directly or by delegation, SelectCare will only pay Provider for the continued stay if it is determined by PRO on appeal that the hospital stay should have been a Covered Service.

5.2 Services Furnished Under a Private Contract. Provider shall not be entitled to payment from SelectCare for Covered Services (other than Emergency Services or Urgently Needed Services) provided by a physician or other practitioner, including an employee or Subcontractor, who has filed with the Medicare carrier an affidavit promising to furnish Medicare-covered services to Medicare beneficiaries only through private contracts under Section 1802(b) of the Social Security Act with the beneficiaries.

5.3 Incorrect Collections. Provider agrees to refund any amounts incorrectly collected from a Medicare Member (or from others on behalf of a Medicare Member), and to pay any other amounts due to a Medicare Member (or others on a Medicare Member’s behalf), in accordance with the provisions of 42 C.F.R. § 422.309, as may be amended from time to time. Provider further agrees to notify SelectCare of any amounts Provider owes under this Section 5.3.

5.4 Medicare as Secondary Paver. Provider shall not be entitled to payment by SelectCare for the provision of Covered Services to the extent that the Medicare Advantage Program is not the primary payer, as determined in accordance with the relevant provisions of Section 1862(b) of the Social Security Act and 42 C.F.R. Part 411.

5.5 Prompt Payment. SelectCare shall remit payment for Covered Services within forty-five (45) days of receipt of a Clean Claim in accordance with the applicable provisions of federal law related to prompt fee-for-service payment of physicians and providers.

ARTICLE 6

ACCESS TO BOOKS AND RECORDS

6.1 Access to Records. Notwithstanding any other provision to the contrary, Provider hereby agrees to the following: the Department of Health and Human Services (ADHHS), the Comptroller General or other government agencies, or their designee may evaluate, through inspection or other means: (i) the quality, appropriateness, and timeliness of services furnished to Medicare Members; (ii) the facilities of Provider; and (iii) the risk arrangement between Provider and SelectCare, if any. Provider further agrees that DHHS, the Comptroller General, or their designees may audit, evaluate, or inspect any books, contracts, medical records, patient care documentation, and other records of Provider (or its assignee) that pertain to any aspect of services performed, reconciliation of benefit liabilities, and determination of amounts payable under CMS Contract, or as the Secretary may deem necessary to enforce the

CMS Contract. Provider agrees to: (i) retain for a period of ten (10) years from the final date of the contract period of the CMS Contract; and (ii) to make available, for the purposes specified in this Section 6.1, its premises, physical facilities and equipment, records relating to Medicare Members, and any additional relevant information that CMS may require. Provider further agrees that DHHS, the Comptroller General, or their designee’s right to inspect, evaluate, and audit extends through ten (10) years from the final date of the contract period of CMS Contract or completion of any audit, whichever is later.

6.2 Confidentiality of Records. For any medical records or other information Provider maintains with respect to Medicare Members, Provider must establish procedures to: (i) safeguard the privacy of any information that identifies a Medicare Member; (ii) release information from, or copies of, records only to authorized individuals; (iii) ensure that unauthorized individuals cannot gain access to or alter Medicare Member records; (iv) release original medical records only in accordance with state and federal laws, court orders, or subpoenas; (v) maintain the records and information in an accurate and timely manner; (vi) ensure timely access by Medicare Members to the records and information that pertain to them; and (vi) abide by all state and federal laws regarding confidentiality and disclosure for mental health records, medical records, other health information and Medicare Member information.

6.3 Exchange of Information. Provider shall maintain each Medicare Member medical record in accordance with standards established by SelectCare and shall cooperate with SelectCare to ensure that there is appropriate and confidential exchange of information among provider network components.

ARTICLE 7

MISCELLANEOUS

7.1 Compliance with Laws. Provider and SelectCare agree to comply with: (i) Title VI of the Civil Rights Act of 1964 as implemented by regulations at 45 C.F.R. part 84; (ii) The Age Discrimination Act of 1975 as implemented by regulations at 45 C.F.R. part 91; (iii) The Rehabilitation Act of 1973; (iv) The Americans With Disabilities Act; (v) the Medicare Prescription Drug, Improvement and Modernization Act of 2003; and (vi) all other applicable laws and rules, including, without limitation, all applicable Medicare rules and regulations and CMS instruction. Provider acknowledges that SelectCare receives federal funds and that as a subcontractor of SelectCare, the payments Provider receives under the Agreement are, in whole or in part, from federal funds. Provider agrees to comply with all laws, rules, and regulations applicable to entities receiving federal funds.

7.2 Notice to Provider. In the event Provider’s participation in SelectCare is denied, suspended, or terminated, SelectCare shalt provide Provider the notice required under 42 C.F.R. 422.204 (c)(1).

EXHIBIT C

REQUIREMENTS OF A CLEAN CLAIM

Description CMS 1500	CMS 1500 Field number
The following data elements must be complete, legible, and accurate:

Patient’s ID Number	la

Patient’s Name	2

Patient’s Date of Birth and gender	3

Subscriber’s Name	4

Patient’s Address (street or P.O. Box, city, zip)	5

Patient’s relationship to Subscriber	6

Subscriber’s address (street or P.O. Box, city, zip)	7

Other insured’s or enrollee’s name if patient is covered by more than one health benefit plan	9

Other insured’s or enrollee’s policy/group number	9a

Other insured’s or enrollee’s date of birth	9b

Other insured’s or enrollee’s plan name (employer, school, etc.)	9c

Other insured’s or enrollee’s health plan name	9d

Whether patient’s condition is related to employment, auto accident, or other accident	10a-c

Subscriber’s policy number	I 1

Subscriber’s birth date and gender	1 Ia

Subscriber’s plan name (employer, school, etc.)	1 lb

Health Plan name	I 1 c

Disclosure of any other health benefit plans; if respond “yes” to l1 d, then complete 9 through 9d; if respond “no” to l ld, then data elements 9 through 9d are not essential to the claim	11 d

Patient’s or authorized person’s signature or notation that the signature is on file with the physician or provider	12

Subscriber’s or authorized person’s signature or notation that the signature is on file with the physician or provider	13

Date of current illness, injury, or pregnancy	14

First date of previous same or similar illness	15

Referring physician’s name	17

Referring physician’s UPIN number, if applicable	17a

Valid diagnosis code(s) to the fifth digit when applicable	21

Prior authorization number, if services require prior authorization	23

Date(s) of service	24a

Valid place of service codes	24b

Valid type of service code	24c

Valid procedure/modifier code	24d

Diagnosis code pointer by specific service	24e

Charge for each listed service	24f

Number of days or units	24g

Reserved for local use (performing provider number), required if group practice	24k

Description CMS 1500	CMS 1500 field number
Physician’s or provider’s federal tax ID number	25

Whether assignment was accepted (applicable when assignment under Medicare is accepted)	27

Total charge	28

Amount paid is required if (l) an amount has been paid to the physician or provider submitting the claim by the patient or subscriber or (2) an amount of a covered claim was paid by a primary payor plan	29

Balance due is applicable if an amount has been paid to the physician or provider submitting the claim by the patient or subscriber	30

Signature of physician or provider or notation that the signature is on file with the health plan	31

Name and address of facility where services rendered (if other than home or office)	32

Physician’s or provider’s billing name, address, zip code, and telephone #	33

Additional Requirements when applicable:

Operative reports or description of services on all claims with procedure codes that end in -99 (unlisted or undefined procedures)	Attachment

Description of supplies when using CPT Code 99070	Attachment or Detail on Claim Form
Primary carrier Explanation of Benefits	Attachment

Clinical notes detailing unusual billing procedures including, but not limited to, CPT codes billed with a -25 modifier, repeat procedures on the same date of service, and Emergency room services	Attachment

For injectables, indicate the NDC number (or drug name) and quantity	Attachment or Detail on Claim Form

40